Exhibit (n)

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Independent Registered Public Accounting Firm” within the Prospectus and Statement of Additional Information of Stone Ridge Trust VI and to the use of our report dated October 10, 2019, with respect to the financial statements of Stone Ridge Trust VI as of October 1, 2019, in the Registration Statement (Form N-2) and related Prospectus and Statement of Additional Information of Stone Ridge Trust VI to be filed with the Securities and Exchange Commission in this Pre-Effective Amendment No. 2 to the Registration Statement under the Securities Act of 1933 (Registration No. 333-234055).

/s/ Ernst & Young LLP

Minneapolis, Minnesota

November 26, 2019